SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                          SECURITY CAPITAL CORPORATION
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             (Exact name of registrant as specified in its charter)


                                 March 21, 1997
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                Date of Report (Date of earliest event reported)


      Delaware                      1-7921              13-3003070
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(State or other jurisdiction       (Commission        (I.R.S. Employer
 of incorporation)                  File Number)     Identification No.)


              1111 North Loop West, Suite 400, Houston, Texas 77008
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      (Address of principal executive offices)        (Zip Code)


                                (713) 880-7100
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             (Registrant's telephone number, including area code)

                         No Exhibits Are Filed Herewith

                            Total Number of Pages: 3

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Item 5.  Other Events.

On March 27, 1997, Security Capital Corporation (the "Company") announced that it signed a letter of intent on March 21, 1997 to acquire substantially all of the assets of a privately-held manufacturer and distributor of seasonal specialty products, with annual sales in 1996 of approximately $8 million. Proposed consideration consists of approximately $5.6 million in cash, subject to adjustment based on the net worth as of January 31, 1997 of the company to be acquired, a subordinated note in the amount of $2 million, subject to adjustment based on the post-closing operating performance of such company, which note is convertible into Class A Common Stock of the Company, and the assumption of certain liabilities. The seller also will receive 20% of the common stock of the subsidiary to be formed by the Company in order to acquire such assets. The closing of the acquisition is subject to various conditions, including the completion by the Company of its due diligence review, the obtaining of financing and the negotiation and execution of satisfactory documentation among the principals, including employment agreements with the executive officers of the company to be acquired. The acquisition currently is anticipated to close in June 1997.

Security Capital Corporation is a holding company with subsidiaries engaged in the businesses of design, importation and distribution of fine quality collectibles and insurance brokerage. The Company is in the process of selling its insurance brokerage business. The Company recently changed its fiscal year-end from September 30 to December 31 to reflect more accurately the business cycle of the collectibles industry.


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

                                    Signature

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          SECURITY CAPITAL CORPORATION


                                                      (Registrant)

Dated: March 27, 1997                     By: /s/ A. George Gebauer
                                              ------------------------------
                                              A. George Gebauer
                                              President


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